Exhibit 10.1

PDL BIOPHARMA, INC.

2013 Annual Bonus Plan

This 2013 Annual Bonus Plan (the “Plan”) is intended to enhance stockholder value by promoting a connection between the performance of PDL BioPharma, Inc. (the “Company”) and the compensation of personnel of the Company and to promote retention of high performing personnel.

1.All employees of the Company working 30 hours per week or more (each, a “Participant”) are eligible to receive annual bonuses for 2013 according to this Plan. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have all powers and discretion necessary to administer the Plan and to control its operation and may delegate responsibilities to Company officers as it deems appropriate. Participants are eligible to receive bonuses based on their individual performance and/or the Company's performance during 2013. A Participant who does not demonstrate satisfactory individual performance (50% or higher), however, will not be eligible for any portion of his or her bonus, including the portion based on Company performance.
2.Company performance shall be determined by the Committee based on the Company's ability to meet or exceed corporate goals (“2013 Corporate Goals”) as approved by the Board of Directors and set forth in Exhibit A. For clarification, the Committee may determine in its sole discretion that the Company did not satisfactorily complete enough goals and in that case, the Committee may determine that no bonus shall be paid to Participants, regardless of individual performance achievement. Additionally, the Committee may adjust or modify the 2013 Corporate Goals to reflect changed Company objectives. Individual performance of the Company's officers shall be reviewed and recommended to the Committee by the Chief Executive Officer, except for the performance of the Chief Executive Officer, which shall be determined by the Committee based on the Company's achievement of established Corporate Goals. Individual performance of employees shall be reviewed by the appropriate manager and approved by the Chief Executive Officer. In all cases, individual performance shall be based on the 2013 Individual Goals that have been approved by the Chief Executive Officer and set forth as Exhibit B.
3.To be eligible for a bonus, a Participant must be on payroll prior to October 1, 2013, and must be employed by the Company as of the date of payment of the bonus. A Participant hired after April 1, 2013, shall be eligible for a pro-rated bonus.
4.A Participant who has taken an approved leave of absence pursuant to the Company's policies during 2013 shall receive a pro-rated bonus, at the Compensation Committee's discretion.

5.The amount of a Participant's bonus is based on a target percentage of such Participant's annual average base salary throughout the 2013 calendar year. The target percentage for executives has been determined by the Committee and for employees has been determined by the manager at the beginning of the Plan Year. The target percentage shall then be adjusted based on the attainment of 2013 Corporate Goals and Individual Goals over the course of the Plan Year to arrive at a final performance percentage. For each person, the target percentage and ratio of attainment of 2013 Corporate Goals and 2013 Individual Goals is set forth as Exhibit C.
6.The Company performance percentage and/or the individual performance percentage may exceed 100% in the event the Company or the individual Participant exceeds expected goals, provided that neither percentage may exceed 150%. For example, assuming the Company has met 100% of its 2013 Corporate Goals, a Participant, who has met 150% of his or her 2013 Individual Goals, has a target percentage of 25%, has a corporate-to-individual goal ratio of 50%/50% and a base pay rate of $100,000 will receive a bonus of $31,250 (100% x 0.5 + 150% x 0.5 = 125%; and 125% x 25% = 31.25%; and 31.25% of Participant's base pay rate of $100,000 = $31,250). All determinations and decisions made by the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.
7.This Plan is effective for the Company's 2013 calendar year beginning January 1, 2013, through December 31, 2013 (the “Plan Year”), and will expire automatically on December 31, 2013. Bonus payments will be made no later than February 15th, 2014.
8.The Company shall withhold all applicable taxes from any bonus payment, including any federal, state and local taxes.
9.Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. Nothing in these guidelines should be construed as an employment agreement or an entitlement to any Participant for any incentive payment hereunder.
10.This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to its conflict of law provisions.
11.Payments under this Plan shall be unsecured, unfunded obligations of the Company. To the extent a Participant has any rights under this Plan, the Participant's rights shall be those of a general unsecured creditor of the Company.